Item 77M

The Munder Tax-Free Bond Fund was reorganized
 with and into the Munder Tax-Free Short & Intermediate
Bond Fund. The Agreement and Plan of Reorganization was approved by the Board of Trustees of Munder Series Trust on May 17, 2005, and by the shareholders of the Munder
 Tax-Free Bond Fund on August 11, 2005. The transaction was completed on August 12, 2005.

The Munder U.S. Government Income Fund was reorganized with and into the Munder Bond Fund. The Agreement and
 Plan of Reorganization was approved by the Board of Trustees of Munder Series Trust on May 17, 2005, and by the shareholders of the Munder U.S. Government
\Income Fund on August 11, 2005. The transaction was completed on August 12, 2005.

The Amerindo Technology Fund was reorganized with and into the Munder Internet Fund. The Agreement and Plan of Reorganization was approved by the Board of Trustees of Munder Series Trust on July 15, 2005, by the Board of Directors of Amerindo Funds, Inc. on
 July 18, 2005, and by the shareholders of the Amerindo
 Technology Fund on October 14, 2005. The transaction was completed on October 14, 2005.